PATENT & LICENSING RIGHTS AGREEMENT

This Agreement is a Patent Licensing rights agreement between bioMETRX, Inc., (bioMETRX) and Axius Consulting Group, Inc. (Licensee).

RECITALS

bioMETRX, Inc. is the owner of an exclusive license to U.S. Patent Number 6,766,040

(the "Patent").

Licensee desires to develop and engage in sales of products covered by the Patent and use such technology for the benefit of bioMETRX and Licensee.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective March 1, 2009 ("Effective Date").

2. THE PATENT

bioMETRX, Inc. has an exclusive right and license to use and sublicense, the intellectual property claimed in patent no. 6,766,040 (the "Patent") owned by Biometric Solutions,

LLC.

3.	LICENSEE RIGHTS

bioMETRX, Inc., hereby grants to Licensee a royalty-based, ($0.50 per unit)

exclusive license under their Patent License to use, manufacture, have manufactured, license and/or sell Licensed intellectual property for any legal purpose within North America within the health care and consumer health markets. This grant is subject to all consideration as provided herein, and is further subject to rights retained by bioMETRX, Inc.

Licensee may grant sublicenses to third parties consistent with this Agreement and will have the right to charge a licensing fee to such sublicensees, consistent with industry standards for similar products and technology. Licensee agrees to pay bioMETRX 50% of any licensing fee paid by sublicensee for use of the Patented technology within its products. Licensee must deliver to bioMETRX a true and correct copy of each sublicense granted by Licensee, and any modification or termination thereof, within 30 days after execution, modification, or termination.

Licensee shall keep complete and accurate records appropriate to determine all licensing fees payable under this Article for the preceding Three (3) years.

Licensee shall on a quarterly basis, prepare a statement of licensing fees paid by any Sublicensee for the sale of products incorporating the Patented technology.

Upon review and acceptance by bioMETRX, Axius shall remit to bioMETRX, its share of the Licensing fees.

If bioMETRX believes there is a material deficiency in the licensing fee statements prepared by Axius it may, at its own expense, request an audit of the statement by a reputable certified public a ccountant or accounting firm (accountant). bioMETRX, shall have access to such records maintained by Licensee as may be necessary to:

I) determine, with respect to any of the three (3) preceding years, the correctness of any licensing fee statement under this Agreement, or 2) obtain information as to the amount payable in the case of Licensee's failure to report pursuant to this Agreement. The accountant shall conduct its audit in a manner that shall not unreasonably interfere with the business of Licensee. In the event that the licensing fee statement for any quarter differs by more than 5% from actual as determined by said accountant, then Licensee shall pay to bioMETRX the actual amount due plus the cost to bioMETRX for the accountant. The accountant shall execute confidentiality agreements in a form acceptable to Licensee prior to the commencement of the audit.

4.	TERM AND TERMINATION

The term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired or, if only Technology Rights are licensed and no Patent Rights are applicable, for a term of 8 years.

This Agreement will earlier terminate:

a.	automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

b.	upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, Licensee has cured the default or breach and so notifies bioMETRX stating the manner of the cure; or

c. at any time by mutual written agreement between the parties, upon 180 days written notice to all parties and subject to any terms herein which survive termination;

If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;
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b.	after the effective date of the termination, Licensee may sell all Licensed Products and parts that it has on hand at the date of termination, if it pays royalties of 1.5% of the net sale thereon; and
c.	Licensee will be bound by the provisions of Indemnification and Confidential Information of this Agreement.

5.	INFRINGEMENT BY THIRD PARTIES

Licensee, at its expense, may enforce any patent licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. Licensee must pay Biometric Solutions, LLC a royalty of 40% on any net, after professional fees, monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then bioMETRX may enforce any patent licensed hereunder on behalf of itself and Licensee, bioMETRX retaining all recoveries from such enforcement.

bioMETRX agrees to be joined as a party to any infringement suit commenced by Licensee. bioMETRX has the option to select and retain independent legal counsel, at its sole expense, to represent its interests during the course of any infringement suit.

In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

6.	ASSIGNMENT

Except in connection with the sale of substantially all of Licensee's assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Biometric Solutions, LLC, which will not be unreasonably withheld.

7.	PATENT MARKING

Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

8.	INDEMNIFICATION AND INSURANCE

Licensee agrees to hold harmless and indemnify bioMETRX, its managers, members, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or

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death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives.

In no event shall bioMETRX be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether bioMETRX knows or should know of the possibility of such damages.

9.	INSURANCE

Beginning at the time when any Licensed Subject Matter is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Licensee or sublicensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $1,000,000 annual aggregate, and Licensee shall use reasonable efforts to have the Board, System, University, its Regents, officers, employees and agents named as additional insured's. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement.

Licensee shall provide bioMETRX with written evidence of such insurance upon Biometric Solutions, LLC's request. Licensee shall provide bioMETRX with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercial distributed or sold by Licensee or by a sublicensee or agent of Licensee; and (ii) the five (5) year period immediately after such period.

10.	CONFIDENTIAL INFORMATION AND PUBLICATION

bioMETRX and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

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a.	was in the public domain at the time of disclosure;

b.	later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;

c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.	was already known by the recipient party at the time of disclosure;

e.	was independently developed by the recipient; or

f.	is required by law or regulation to be disclosed.

Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

11.	ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted by the American Arbitration Association. Each Party will choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator familiar with the technology. The arbitrators shall have no power to award damages inconsistent with this Agreement or punitive damages or any other damages not measured by the prevailing Party's actual damages, and the Parties expressly waive their right to obtain such damages in arbitration or in any other forum. All aspects of the arbitration shall be treated as confidential. Decision of the arbitrators shall be final and the Parties agree to entry of such decision as judgments in courts of appropriate jurisdiction both in the U.S.A. and all other countries. The provisions of this Article 11 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.

12.	GENERAL

This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested and addressed to:

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bioMETRX, Inc

500 North Broadway, Suite 204

Jericho, NY 11753

or in the case of Licensee to: Axius Consulting Group, Inc.

150 Motor Parkway, Suite 401 Hauppauge, NY

ATTENTION: FAX: PHONE:

or other addresses as may be given from time to time under the terms of this notice provision.

Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of New York.

Failure of bioMETRX, Inc. to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

Headings are included herein for convenience only and shall not be used to construe this Agreement.

If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized to execute this Agreement:

bioMETRX, Inc.	Axius Consulting Group, Inc.
By: /s/ Mark R. Basile	By: /s/ Lorraine Yarde
Name: Mark R. Basile	Name: Lorraine Yarde
Date: 3/1/2009	Date: 3/1/2009

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